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                                                                    EXHIBIT 12.1

               COUNTRYWIDE FINANCIAL CORPORATION AND SUBSIDIARIES
      EXHIBIT 12.1 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)

The following table sets forth the ratio of earnings to fixed charges of the Company for the six months ended June 30, 2004 and 2003, the year ended December 31, 2003 and 2002, ten-month period ended December 31, 2001, and the previous two fiscal years ended February 28(29) computed by dividing net fixed charges (interest expense on all debt plus the interest element (one-third) of operating leases) into earnings (earnings before income taxes and fixed charges).

                                                                                  TEN MONTHS
                                  SIX MONTHS ENDED             YEAR ENDED            ENDED        FISCAL YEARS ENDED
                                       JUNE 30,                DECEMBER 31,       DECEMBER 31,      FEBRUARY 28(29),
                               -----------------------   -----------------------                -----------------------
 (Dollars are in thousands)       2004         2003         2003         2002         2001         2001         2000
----------------------------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net earnings                   $1,329,668   $  594,213   $2,372,950   $  841,779   $  486,006   $  374,153   $  410,243
Income tax expense                837,491      365,952    1,472,822      501,244      302,613      211,882      220,955
Interest expense                1,093,333      923,256    1,940,207    1,461,066    1,474,719    1,330,724      904,713
Interest portion of
   rental expense                  23,494       16,659       36,565       26,671       16,201       17,745       19,080
                               ----------   ----------   ----------   ----------   ----------   ----------   ----------
Earnings available to
   cover fixed charges         $3,283,986   $1,900,080   $5,822,544   $2,830,760   $2,279,539   $1,934,504   $1,554,991
                               ==========   ==========   ==========   ==========   ==========   ==========   ==========
Fixed charges
Interest expense               $1,093,333   $  923,256   $1,940,207   $1,461,066   $1,474,719   $1,330,724   $  904,713
  Interest portion of rental
    expense                        23,494       16,659       36,565       26,671       16,201       17,745       19,080
                               ----------   ----------   ----------   ----------   ----------   ----------   ----------
      Total fixed charges      $1,116,827   $  939,915   $1,976,772   $1,487,737   $1,490,920   $1,348,469   $  923,793
                               ==========   ==========   ==========   ==========   ==========   ==========   ==========
Ratio of earnings to
  fixed charges                      2.94         2.02         2.95         1.90         1.53         1.43         1.68
                               ==========   ==========   ==========   ==========   ==========   ==========   ==========
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